Exhibit (h)(ii)(b)

FOURTH

ADDENDUM

TO

PARTICIPATION AGREEMENT

(1)	ADDENDUM dated January __, 2005, to the PARTICIPATION AGREEMENT (the “PARTICIPATION AGREEMENT”) among DAVIS VARIABLE ACCOUNT FUND, INC., DAVIS DISTRIBUTORS, LLC. and THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC. dated June 29, 1999; First Addendum dated March 31, 2000; Second Addendum dated October 5, 20/00; and Third Addendum dated July 29, 2004.

In consideration of the mutual benefits which the parties anticipate, they hereby agree to amend the PARTICIPATION AGREEMENT as follows:

I.	In addition to the Accounts already listed on Schedule A, the following Account is added:

Name of Account

Guardian Separate Account F

Separate Account Established February 24, 2000

Separate Account Registration Date December 22, 2004

Marketing Name: The Guardian CXC Variable Annuity Contract

Guardian Separate Account Q

Separate Account Established March 14, 2002

Separate Account Registration Date July 15, 2002

Marketing Name: The Guardian Investor Income Access Variable Annuity Contract

Guardian Separate Account R

Separate Account Established March 12, 2003

Separate Account Registration Date December 29, 2003

Marketing Name: The Guardian Investor Asset Builder Variable Annuity Contract

All other terms of the PARTICIPATION AGREEMENT remain unchanged.

IN WITNESS WHEREOF, the parties have duly executed and sealed this ADDENDUM, all as of the date first written above.

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.
(“Insurance Company”)
By its authorized officer,

By:
Title:
Date:

DAVIS VARIABLE ACCOUNT FUND
(“Company”)
By its authorized officer,

By:
Title:	Vice President
Date:

DAVIS DISTRIBUTORS, LLC
(“Davis Distributors”)
By its authorized officer,

By:
Title:	Vice President
Date: